UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 26, 2005
NOVELLUS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)
California
(State or Other Jurisdiction of Incorporation)

0-17157 (Commission File Number)	77-0024666 (I.R.S. Employer Identification No.)
4000 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)
(408) 943-9700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.05. Costs Associated with Exit or Disposal Activities.
On August 26, 2005, Novellus Systems, Inc. (the “Company”) committed to a plan to relocate operations from Chandler, Arizona to San Jose, California and Tualatin, Oregon. This action is the result of the Company’s decision to consolidate operations and streamline certain product offerings.
In conjunction with this action, the Company will incur restructuring-related charges. These charges are comprised of exit costs, including site disposition and dismantlement, accelerated depreciation on equipment and leasehold improvements and employee termination benefits. The exit costs and employee termination benefits will require the outlay of cash, while the accelerated depreciation represents a non-cash charge. The relocation of manufacturing operations is expected to be completed by March 31, 2006. The site disposition and dismantlement is expected to be completed by June 30, 2006. In connection with the relocation of the manufacturing operations, the Company has consolidated certain product offerings and will record a non-cash charge in the third quarter of 2005 for the write-down of inventory and certain fixed assets previously used to support the discontinued products. Further amounts related to this restructuring effort are expected to be charged to operating results over the next four quarters.
At this time, the Company is unable to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the restructuring actions. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this report under Item 2.05 within four business days after the Company’s determination of such estimates or range of estimates.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.
Date: August 31, 2005	By:	/s/ John Chenault
John Chenault
Vice President and Chief Financial Officer